EXHIBIT 10.7

TERMS OF EMPLOYMENT

1. Employer: Phenomix Corporation (“Phenomix”).

2. Employee: Christopher L. Burnley (“Employee”).

3. Title: Chief Business Officer.

4. Commencement Date: May 12, 2003 (“Start Date”).

5. Level of Commitment: Full-time basis.

6. Reports to: Laura K. Shawver, Ph.D.

7. Salary: $225,000 per year, to be earned and paid in semi-monthly installments, payable in arrears, less applicable withholding tax and payroll deductions.

8. Transition Benefits: Phenomix will pay reasonable and customary moving and transitional accommodation expenses of Employee, provided that such moving and transitional accommodation expenses combined shall not exceed $50,000.00 and provided further that written documentation of such expenses is provided to Phenomix within 90 days of hire date. In addition, Phenomix will provide you with an additional $50,000 to assist you with you incidental relocation expenses, which amount shall be non-accountable and paid to you upon purchase of your home in San Diego or your first day of employment, whichever is later. If you should voluntarily terminate your employment with Phenomix within two years, $50,000 will be immediately due and payable.

9. Mortgage Assistance: Loan. To assist with your purchase of a residence in San Diego, Phenomix will make you a loan of up to $200,00.00, secured by a second deed of trust on the residence (the “Loan”). We expect that the Loan will be interest free, provided that you (after consulting with your tax attorney) agree that the Loan meets the required conditions for an employee relocation loan under the Internal Revenue Code; otherwise the Loan will bear interest at the lowest rate that would advice imputed interest for federal income tax purposes (which is currently 3.15%). The principal and any interest shall be paid within five years. For so long as you continue to serve as an employee of Phenomix, Phenomix will pay you bonuses over a period of five years equal to the principal amount of the Loan (including any accrued interest). The bonus amount will be paid coincident with your required repayments of the Loan, as follows: 12.5% of the Loan on each of the first and second anniversaries of the Loan date, 18.75% of the Loan on the third anniversary of the Loan date, 25% on the fourth anniversary of the Loan date and 31.25% of the Loan on the fifth anniversary of the Loan date (which bonuses will constitute taxable income for which withholding tax will be payable). Upon voluntary termination, the Loan will be due and payable within 30 days of such termination.

Notwithstanding the foregoing, you understand that, pursuant to the Sarbanes-Oxley Act of 2002, you may be required to prepay the Loan at such time as the Company’s securities become publicly traded. In such event, the Company will pay you a bonus coincident with the required prepayment in the amount of such prepayment, provided that the bonus can be paid under the Sarbanes-Oxley Act or other applicable law.

10. Stock Option: Phenomix will recommend that its Board of Directors grant to Employee a stock option to acquire 362,000 shares of common stock of Phenomix at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such stock option grant will be on customary terms, provided that the stock options will become vested and exercisable over a period of four years, with 25% of options becoming vested and exercisable on the first anniversary of the Start Date, and the remaining 75% becoming vested and exercisable monthly over months 13 through 48 following the Start Date.

11. Performance-Based Bonus:

(a) Bonus Amount: You will he eligible to receive an annual, performance-based monetary bonus of up to 20% of your annual salary.

(b) Performance Criteria: Performance criteria will be subject to approval by the Board of Directors.

12. Benefits: Employee shall be entitled to customary employee benefits, such as group health insurance coverage, participation in a 401(k) plan and other fringe benefits offered by Phenomix to other employees at a similar level of responsibility.

13. Phenomix’s Policies: Employee will be required to comply with customary Phenomix policies, including without limitation, maintaining the confidentiality of Phenomix’s confidential information, assigning to Phenomix inventions made by Employee during the term of employment, and not pursuing competitive activities during the term of employment. Employee will be required to sign Phenomix’s standard employee confidential information and inventions agreement, a copy of which is attached hereto.

14. Duration: Employee’s employment with Phenomix will be “at will,” which means that Employee has the right to terminate employment with Phenomix at any time and that Phenomix reserves for itself an equal right to terminate the relationship. Nothing in this Agreement is intended to modify this at will employment relationship.

15. Severance: In the event: (1) there has been a “Change of Control” of the Company, (2) you are a full-time employee at the time of the Change of Control, and (3) within three hundred sixty five (365) calendar days from and including the date of the Change of Control, your employment is involuntarily terminated for any reason (other than for “Cause” or your death or disability), you shall receive a severance payment in an amount equal to six months’ base salary, the transition benefit described under paragraph 8 will be forgiven and you will have one year from your termination date to repay the Loan made under paragraph 9.

As used herein, “Change of Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (1) are directors of the Company as of the date hereof, or (2) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in clauses (a), (b) or (c) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company. As used herein “Cause,” shall mean (a) fraud or illegal acts; (b) material violation with consequential damages to the Company of Company agreements, including the Company’s confidential information and inventions agreement; (c) material failure to perform your job function to a reasonable standard after notice of such failure has been given to you by the Board of Directors and you have had a 15 business-day period to cure such failure or (d) any other reason deemed cause under applicable California law.

REVIEWED AND APPROVED:

April 24, 2003	PHENOMIX CORPORATION

/s/ Laura K. Shawver
Laura K. Shawver, Ph.D.
President & Chief Executive Officer

April 24, 2003	/s/ Christopher L. Burnley
Christopher L. Burnley